Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Berkshire Hills Bancorp, Inc.’s Registration Statement Nos. 333-41766, 333-56446, 333-105721, 333-122522, 333-146604 and 333-177587 on Forms S-8 and Registration Statement Nos. 333-137246 and 333-163308 on Forms S-3 of our report dated March 14, 2011, except for Note 2 as to which the date is March 12, 2012 relating to our audit of the consolidated financial statements of Berkshire Hills Bancorp, Inc. and subsidiaries as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010 appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 15, 2012